Exhibit 99

FOR IMMEDIATE RELEASE                             Contact:
                                                  Tina Schneider, Venture
                                                  314/281-6730
                                                  Tom Goyda, Shandwick
                                                  314/552-6724


                         VENTURE STORES AGREES TO SELL
                              LEASE RIGHTS TO KIMCO

                    Majority of Locations to Be Leased to Kmart;
                     Most Remaining Stores to Other Retailers

               Transaction Would Maximize Repayment to Creditors,
          Provide Job Opportunities and Safeguard Community Interests

O'Fallon, Mo., April 27, 1998 -- Venture Stores, Inc. announced today that it plans to sell and assign the leases on most of its stores and other real estate to Kimco Realty Corporation (NYSE:KIM). Kimco is finalizing an agreement to lease a majority of the stores to Kmart Corporation (NYSE:KM) and has preliminary commitments from several other retailers to take over most of Venture's other locations.

"We're very happy to have been able to structure a deal with Kimco that will provide job opportunities for as many of our associates as possible, while ensuring that Venture's creditors get the highest possible payout," said Robert N. Wildrick, Venture's chairman and chief executive officer. "As one of the top retailers in the world, Kmart will become stronger in the communities where it takes over Venture's locations and be able to offer great opportunities for our associates in those stores."

"The addition of these stores offers us the ability to add first rate facilities and locations to our real estate portfolio, to increase market share with subsequent economies of scale and the opportunity to employ experienced professional discount store associates from the Venture organization," said Floyd Hall, Kmart's chairman, president and chief executive officer. "We were very pleased by the successful conversion of 20 former Venture stores to our Big Kmart format last year and expect a similar smooth transition with this group of stores."

Under the terms of the agreement detailed in a motion filed in U.S. Bankruptcy Court, Venture will assign the lease rights of 89 locations to Kimco. The affected properties include most of Venture's 73 current locations and many of the 20 stores that are in the process of being closed. Venture will receive at least $95.0 million in cash, less certain closing adjustments, from Kimco, but could receive more based on the final lease arrangements.

The court is expected to review the Kimco offer, which has the support of the official committee representing Venture's creditors, and any competing bids for the lease rights and rule on the proposed transaction at a hearing on June 1. The proceeds from the Kimco transaction, inventory clearance sales and the disposition of other assets will be used to discharge Venture's obligations to its creditors under Chapter 11.

"While our associates fought to turn the company around for far longer than anyone thought possible, strong competition, a lack of capital and difficulties in securing adequate trade credit made continuing our repositioning process impractical," Wildrick added. "Our board felt that the strong offer from Kimco made more sense than pursuing our reorganization when it came to protecting the interests of our associates and creditors."

All store, distribution center and corporate office associates will receive notification in accordance with the Worker Adjustment Retraining and Notification Act (W.A.R.N.), which requires a minimum 60 days notice of a job elimination. Venture expects to receive permission from the bankruptcy court to provide eligible associates with its normal severance package. Venture also believes that most of its store associates will have the opportunity to take jobs with Kmart and the other retailers who move into its locations. However, most positions at Venture's corporate headquarters and two distribution centers will be eliminated once the transaction is approved or following a transition period.

Venture has contracted with Drake Beam Morin, a leading outplacement firm, to provide job search assistance and to set up a Career Center at Venture's headquarters. The company will offer seminars on job search strategies, resume writing, interview skills and other topics. The Career Center will also provide associates with a range of job hunting resources, including access to Internet job search databases, as well as the use of personal computers, fax machines, copiers, telephones, clerical assistance, etc.

"Other companies have a great deal of respect for our associates because of what they were able to accomplish despite very difficult circumstances at Venture," Wildrick noted. "We believe that most of Venture's store associates will have opportunities at their current locations and we will do everything we can to help all of our associates move ahead in their careers."

To help employers interested in talking with Venture associates about employment opportunities, the company has established a toll-free hotline. Companies who would like to find out about how to coordinate getting resumes or arranging interviews with Venture associates can call 800/333-9053 for information.

Venture currently employs approximately 7,500 associates. With bankruptcy court approval, Venture will hire an outside firm to conduct inventory clearance sales at all of its store locations. Customers will have through May 7 to make returns or exchanges, and to redeem gift certificates. Inventory clearance sales at all stores will begin as soon as possible after the court approves the transaction, which Venture expects will happen at a hearing on May 7. The company anticipates that most of its locations will be turned over to new tenants this summer.

Venture Stores, Inc. operates 73 general merchandise stores in eight states.

Kmart Corporation serves America with 2,126 Kmart, Big Kmart and Super Kmart retail outlets. In addition to serving all 50 states, Kmart operations extend to Puerto Rico, Guam and the U.S. Virgin Islands. More information about Kmart is available on the World Wide Web at www.kmart.com. For additional information, contact: Mary Lorencz, Director, Media Relations, 248/643-1021 or Bob Burton, Divisional Vice President, Investor Relations, 248/643-1040.



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